Exhibit 4.3

SHAREHOLDER RIGHTS PLAN

AMENDMENT NO. 2

This Amendment No. 2 to the Shareholder Rights Plan (the "Plan") of Good Times Restaurants Inc., a Nevada corporation (the "Company"), is made effective as of the 31st day of October, 2001.

WHEREAS, on October 31, 2001 the Board of Directors of the Company adopted a resolution to extend the expiration date of the Plan to September 30, 2002;

NOW THEREFORE, Section 1(k) of the Plan is hereby amended in its entirety to read as follows:

    "Final Expiration Date" shall mean September 30, 2002

The remainder of the Plan shall be unaffected by this Amendment No. 2.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 2 to the Shareholder Rights Plan to be duly executed on its behalf as of the date first above written.

GOOD TIMES RESTAURANTS INC., a Nevada corporation

BY: /s/ Boyd E. Hoback